Banc of California Reports Record Net Income in 2022

SANTA ANA, Calif., (January 19, 2023) — Banc of California, Inc. (NYSE: BANC) today reported net income of $21.5 million, or $0.36 per diluted common share, for the fourth quarter of 2022. This compares to net income of $24.2 million, or $0.40 per diluted common share for the third quarter of 2022. The fourth quarter included a pre-tax loss on sale of securities of $7.7 million. On an adjusted basis, net income was $26.8 million for the quarter, or $0.45 per diluted common share. This compares to adjusted net income of $26.7 million, or $0.44 per diluted common share, for the third quarter of 2022. For the full year 2022, the Company reported record net income available to common shareholders of $115.8 million, or $1.89 per diluted common share. This compares to net income available to common shareholders of $50.6 million, or $0.95 per diluted common share in 2021. On an adjusted basis, net income available to common shareholders was $128.4 million, or $2.10 per diluted common share. Net income and adjusted net income available to common shareholders for 2022 included a pre-tax $31.3 million recovery from the settlement of a previously charged-off loan.(1)
Fourth quarter highlights(1):

~~•~~Diluted EPS of $0.36 and adjusted diluted EPS of $0.45
•Noninterest-bearing deposits represented 41% of average deposits, up from 38%
•Period-end noninterest bearing deposits at 39%, stable with prior quarter
•Net interest margin of 3.69%, an increase of 11 basis points
~~•~~Return on average assets of 0.92% and adjusted return on average assets of 1.15%
•Total ACL coverage ratio of 1.28%
•Book value per share of $16.26, up from $15.83
~~•~~Tangible common equity per share of $14.19, up from $13.79
•Repurchased $18.9 million of common stock representing 2% of the shares outstanding at the end of the third quarter
Full year highlights(1):

~~•~~Diluted EPS of $1.89 and adjusted diluted EPS of $2.10
•Noninterest-bearing deposits represented 39% of average deposits compared to 30% in the prior year
•Net interest margin of 3.59%, an increase of 33 basis points
~~•~~Return on average assets of 1.29% and adjusted return on average assets of 1.39%
•Book value per share of $16.26, up from $15.48
~~•~~Tangible common equity per share of $14.19, up from $13.88
•Completed $75.0 million in common stock repurchases representing 7% of the shares outstanding at the end of the prior year
•$31.3 million pre-tax recovery from the settlement of a previously charged-off loan
•Redeemed all Series E Preferred Stock for total consideration of $98.7 million with annual savings of $6.9 million
•Completed the acquisition of Deepstack Technologies on September 15, 2022

Jared Wolff, President & CEO of Banc of California, commented, "During the fourth quarter, we capitalized on our strong, stable deposit base and slightly asset sensitive balance sheet to continue generating solid core earnings while being selective in our new loan production given the macroeconomic uncertainty. As a result, while we had a slightly smaller average balance sheet in the fourth quarter, our core earnings were consistent with the prior quarter and we generated a significant increase in our tangible book value per share."

Mr. Wolff continued, “With the strong deposit base we have built, conservatively underwritten loan portfolio, and high capital ratios, we are well positioned to continue generating strong financial results for our shareholders and effectively managing through the economic uncertainty. While maintaining disciplined expense management, we continue to take a long-term approach and opportunistically invest in areas that will strengthen our franchise. We believe these investments, along with the
(1)Adjusted financial metrics represent non-GAAP measures; refer to section 'Non-GAAP Measures'

high performing team and culture that we have built, will allow us to continue to gain market share and enhance franchise value.”

Lynn Hopkins, Chief Financial Officer of Banc of California, said, “With noninterest-bearing deposits averaging 41% of total deposits in the fourth quarter, combined with the balance sheet management actions we took earlier in the year to manage our funding costs, our net interest margin increased 11 basis points from the prior quarter and contributed to our strong financial performance. Our healthy capital ratios enabled us to take advantage of higher interest rates and reposition a portion of our securities portfolio. During the fourth quarter, we sold approximately $119 million of lower-yielding securities for a loss of $7.7 million and reinvested the proceeds into securities with a higher average yield of over 230 basis points, which will contribute to our future earnings growth. Our adjusted diluted earnings per share were $0.45 for the fourth quarter when adjusting for the loss on sale of securities, net indemnified legal costs, and net losses on investments in alternative energy partnerships.”

Income Statement Highlights

	Three Months Ended					Year Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
	($ in thousands)
Total interest and dividend income	$104,112	$95,973	$88,418	$84,269	$81,573	$372,772	$291,659
Total interest expense	23,895	16,565	10,119	7,828	8,534	58,407	37,881
Net interest income	80,217	79,408	78,299	76,441	73,039	314,365	253,778
Net (loss) gain on sale of securities available for sale	(7,708)	—	—	16	—	(7,692)	—
Other noninterest income	6,281	5,681	7,186	5,894	5,605	25,042	19,376
Total noninterest income	(1,427)	5,681	7,186	5,910	5,605	17,350	19,376
Total revenue	78,790	85,089	85,485	82,351	78,644	331,715	273,154
Total noninterest expense	48,203	50,962	48,612	46,596	58,872	194,373	183,678
Pre-tax / pre-provision income(1)	30,587	34,127	36,873	35,755	19,772	137,342	89,476
Provision for (reversal of) credit losses	—	—	—	(31,542)	11,262	(31,542)	6,854
Income tax expense	9,068	9,931	10,161	18,785	2,759	47,945	20,276
Net income	$21,519	$24,196	$26,712	$48,512	$5,751	$120,939	$62,346

Net income available to common stockholders(2)	$21,519	$24,196	$26,712	$43,345	$4,024	$115,772	$50,563
(1)Non-GAAP Measure
(2)Balance represents the net income available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends, and impact of preferred stock redemption from net income. Refer to the Statements of Operations for additional detail on these amounts.

Net interest income
Q4-2022 vs Q3-2022
Net interest income increased $809 thousand to $80.2 million for the fourth quarter due to a higher yield on interest-earning assets and lower average interest-bearing liabilities balances, offset by lower average interest-earning assets and a higher cost on interest-bearing liabilities.
The net interest margin increased 11 basis points to 3.69% for the fourth quarter as the average interest-earning assets yield increased 46 basis points and the cost of average total funding increased 38 basis points. The yield on average interest-earning assets increased to 4.79% for the fourth quarter from 4.33% for the third quarter mainly due to higher yields on loans, securities and other interest-earning assets. The overall loan yield increased 38 basis points to 4.92% during the fourth quarter as a result of the impact of higher market interest rates and changes in portfolio mix. The loan yields include the impact of prepayment penalty fees, the net reversal or recapture of nonaccrual loan interest and accelerated discount accretion on the early payoff of purchased loans; these items increased the overall loan yield by 6 basis points in both the fourth quarter and prior quarter. The yield on securities increased 81 basis points to 4.19%% due mostly to CLO yields resetting higher in the current rate environment and the impact of securities sales and purchases.
The average cost of funds increased 38 basis points to 1.17% for the fourth quarter from 0.79% for the third quarter. This increase was driven by the higher cost of average interest-bearing liabilities, which increased 61 basis points to 1.81% for the fourth quarter from 1.20% for the third quarter. The cost of average interest-bearing deposits increased 57 basis points to 1.34% for the fourth quarter from 0.77% for the third quarter while the cost of average Federal Home Loan Bank (FHLB) advances increased 29 basis points to 3.21% for the fourth quarter from 2.92% for the third quarter. The increase in the cost of these funding sources was due to the impact of higher market interest rates as the average effective Federal Funds rate increased 147 basis points from 2.18% in the third quarter to 3.65% in the fourth quarter.
Average noninterest-bearing deposits were $42.5 million higher in the fourth quarter compared to the third quarter while average deposits were $375.8 million lower for the linked quarter. Average noninterest-bearing deposits represented 41% of average total deposits for the fourth quarter, compared to 38% for the third quarter. The cost of average total deposits increased 32 basis points to 0.79% for the fourth quarter.
The spot rate of total deposits was 1.07% at the end of the fourth quarter, compared to 0.56% in the prior quarter. Average FHLB advances and other borrowings were $172.0 million higher in the fourth quarter compared to the third quarter as wholesale funding sources were strategically utilized to further improve liquidity and manage funding costs.
YTD 2022 vs YTD 2021
Net interest income increased $60.6 million, or 23.9%, to $314.4 million for the year ended December 31, 2022 due to higher average balances and yield on interest-earning assets, partially offset by higher average balances and costs of interest-bearing liabilities. Interest income increased $81.1 million and interest expense increased $20.5 million as average earning assets increased $961.9 million and average total funding sources increased $953.3 million due largely to the impact of the acquisition of Pacific Mercantile Bancorp (PMB) in the fourth quarter of 2021.
The net interest margin increased 33 basis points to 3.59% as the average earning-assets yield increased 52 basis points and the average cost of total funding increased 19 basis points between periods. The yield on average interest-earning assets increased to 4.26% for the year ended December 31, 2022, from 3.74% for the same period in 2021 due mostly to higher market interest rates and changes in the mix of interest-earning assets. Average loans represented 83% of average earnings assets in 2022 compared to 79% for the full year in 2021. Average loans increased by $1.11 billion from organic loan growth and the impact of the PMB acquisition. The yield on average loans increased 28 basis points to 4.52% for the year ended December 31, 2022 compared to the full year of 2021. The yield on average investment securities and other interest-earning assets increased 100 basis points and 149 basis points, respectively, for the year ended December 31, 2022, compared to the full year of 2021.
The average cost of funds increased 19 basis points to 0.71% for the year ended December 31, 2022 from 0.52% for 2021. This increase was driven by the higher cost of average interest-bearing liabilities, partially offset by the overall improved funding mix, including higher average noninterest-bearing deposits as a result of growth from business development efforts and the impact of the acquisition of PMB. The cost of average interest-bearing liabilities increased 36 basis points to 1.08% for the year ended December 31, 2022 compared to 0.72% for the same period in 2021 and included a 35 basis point increase in the cost of average interest-bearing deposits to 0.62%. Average noninterest-bearing deposits were $842.2 million higher for the year ended December 31, 2022 compared to 2021 while average total deposits were $795.2 million higher. Average noninterest-bearing deposits represented 39% of total average deposits for the year ended December 31, 2022 compared to 30% for 2021. The average cost of total deposits increased 19 basis points to 0.38% for the year ended December 31, 2022 compared to the full year of 2021.
Provision for credit losses
Q4-2022 vs Q3-2022
There was no provision for credit losses for the fourth quarter and the third quarter as benefits related to overall stable credit quality metrics within the loan portfolio combined with changes in the portfolio mix and a decrease in total loan balances were offset by the impact of the deterioration in the macroeconomic outlook, which includes the impact of higher market interest rates and the anticipated ongoing actions of the Federal Reserve to lower inflation.

YTD 2022 vs YTD 2021
During the year ended December 31, 2022, the provision for credit losses was a reversal of $31.5 million, compared to a provision for credit losses of $6.9 million during 2021. The reversal of credit losses for the year ended December 31, 2022 was due to a $31.3 million recovery from the settlement of a loan previously charged-off in 2019. The provision for credit losses in 2021 included a $11.3 million charge related to establishing the initial allowance for credit losses for non-purchased credit-deteriorated (non-PCD) loans acquired in the PMB acquisition. This charge was offset by benefits from improvements in key macroeconomic forecast variables.
Noninterest income
Q4-2022 vs Q3-2022
Noninterest income decreased $7.1 million to a loss of $1.4 million for the fourth quarter due mainly to a $7.7 million loss on the sale of investment securities offset by higher other income of $1.0 million. Other income included higher gains from equity investments of $724 thousand. Gains or losses from equity investments are recorded based on the most recent information available from the investee and fluctuates based on their underlying performance.
YTD 2022 vs YTD 2021
Noninterest income for the year ended December 31, 2022 decreased $2.0 million to $17.4 million compared to 2021. The decrease was mainly due to the aforementioned loss on sale of securities, offset by higher customer service fees, loan servicing income, income from bank-owned life insurance, and all other income. Many of these increases are a result of including PMB's operations for the full year in 2022 compared to 2021. Customer services fees increased $1.9 million due mostly to higher deposit activity fees of $2.6 million attributed to higher average deposit balances, partially offset by lower loan fees of $755 thousand. Loan servicing income increased $923 thousand due mostly to the acquisition of mortgage servicing rights at the end of the second quarter of 2022. Income from bank-owned life insurance increased $531 thousand due to higher average balances and all other income increased $2.4 million due mostly to higher gains from equity investments.
Noninterest expense
Q4-2022 vs Q3-2022
Noninterest expense decreased $2.8 million to $48.2 million for the fourth quarter compared to the third quarter. The decrease was due mostly to (i) lower acquisition, integration and transaction costs of $2.1 million, (ii) lower professional fees of $1.0 million, due to a $1.9 million decrease in indemnified legal fees (net of recoveries) and a $859 thousand increase in other professional fees, and (iii) lower occupancy and equipment expense of $218 thousand as the prior quarter included an early lease termination charge of $285 thousand, partially offset by (iv) higher all other expenses of $454 thousand. Professional fees included net indemnified legal recoveries of $869 thousand in the fourth quarter compared to net indemnified legal expenses of $1.0 million in the third quarter.

Adjusted noninterest expense, which represents total operating costs (a non-GAAP measure; refer to section Non-GAAP Measures), increased $1.1 million to $48.5 million for the fourth quarter compared to $47.4 million for the prior quarter. This increase was due mostly to higher professional fees of $859 thousand and all other expenses of $454 thousand, partially offset by lower occupancy and equipment expense of $218 thousand.

YTD 2022 vs YTD 2021
Noninterest expense for the year ended December 31, 2022 increased $10.7 million to $194.4 million compared to 2021. The increase was primarily due to: (i) higher salaries and employee benefits of $9.7 million and occupancy and equipment expense of $3.4 million due mainly to the increases in personnel and facilities from the acquisition of PMB, (ii) higher professional fees of $4.4 million, due mostly to a $2.6 million increase in indemnified legal fees (net of insurance recoveries) and a $1.8 million increase in other professional fees, (iii) higher all other expenses of $3.7 million due to including the operations of PMB since the date of acquisition, (iv) higher loss in alternative energy partnership investments of $2.5 million, and (v) higher amortization of intangible assets of $429 thousand due to the acquisitions of PMB in 2021 and Deepstack during 2022. These increases were partially offset by lower acquisition, integration and transaction costs of $13.8 million.

Income taxes
Q4-2022 vs Q3-2022
Income tax expense totaled $9.1 million for the fourth quarter resulting in an effective tax rate of 29.6% compared to $9.9 million for the third quarter and an effective tax rate of 29.1%.
YTD 2022 vs YTD 2021
Income tax expense totaled $47.9 million for the year ended December 31, 2022, representing an effective tax rate of 28.4%, compared to $20.3 million and an effective tax rate of 24.5% for 2021. The effective tax rate for the year ended December 31, 2022 was higher than the prior year due mostly to 2021 including a net tax benefit of $2.1 million resulting from the exercise of all previously issued outstanding stock appreciation rights.

Balance Sheet
At December 31, 2022, total assets were $9.2 billion, which represented a linked-quarter decrease of $171.6 million. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	Q4-22 vs. Q3-22	Q4-22 vs. Q4-21

	($ in thousands)
Securities held-to-maturity	$328,641	$328,757	$329,272	$329,381	$—	$(116)	$328,641
Securities available-for-sale	$868,297	$847,565	$865,435	$898,775	$1,315,703	$20,732	$(447,406)
Loans held-for-investment	$7,115,038	$7,289,320	$7,451,264	$7,451,573	$7,251,480	$(174,282)	$(136,442)
Total assets	$9,197,016	$9,368,578	$9,502,113	$9,583,540	$9,393,743	$(171,562)	$(196,727)

Noninterest-bearing deposits	$2,809,328	$2,943,585	$2,826,599	$2,958,632	$2,788,196	$(134,257)	$21,132
Total deposits	$7,120,921	$7,280,385	$7,558,683	$7,479,701	$7,439,435	$(159,464)	$(318,514)
Borrowings (1)	$1,002,254	$1,011,767	$884,282	$1,020,842	$775,445	$(9,513)	$226,809
Total liabilities	$8,237,398	$8,416,588	$8,552,983	$8,604,531	$8,328,453	$(179,190)	$(91,055)
Total equity	$959,618	$951,990	$949,130	$979,009	$1,065,290	$7,628	$(105,672)
(1)Represents Advances from Federal Home Loan Bank, Other Borrowings and Long Term Debt, net.
Investments
Securities held-to-maturity totaled $328.6 million at December 31, 2022 and included $214.4 million in agency securities and $114.2 million in municipal securities.
Securities available-for-sale increased $20.7 million during the fourth quarter to $868.3 million at December 31, 2022, due mostly to purchases of $135.0 million and unrealized net gains of $2.6 million, offset by sales of securities of $118.9 million for $111.2 million resulting in a loss of $7.7 million and principal payments of $5.8 million. The securities sold during the quarter had an average yield of 3.5% and the securities purchased had an estimated yield of 5.8% at the time of purchase. The lower unrealized net losses of $9.5 million were due mostly to the realization of losses on sale of securities, the impact of decreases in certain longer-term market interest rates, and the tightening of credit spreads on the value of each class of securities.
As of December 31, 2022, the securities available-for-sale portfolio included $476.6 million of CLOs, $166.6 million of corporate debt securities, $133.4 million of agency securities, $80.5 million of residential collateralized mortgage obligations, and $11.2 million of SBA securities. The CLO portfolio, which is comprised of AAA and AA-rated securities, represented 40%

of the total securities portfolio and the carrying value included an unrealized net loss of $15.6 million at December 31, 2022, compared to 40% of the total securities portfolio and an unrealized net loss of $20.1 million at September 30, 2022.
Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	($ in thousands)
Composition of loans
Commercial real estate	$1,259,651	$1,240,927	$1,204,414	$1,163,381	$1,311,105
Multifamily	1,689,943	1,698,455	1,572,308	1,397,761	1,361,054
Construction	243,553	236,495	228,341	225,153	181,841
Commercial and industrial	1,243,452	1,227,054	1,273,307	1,224,908	1,066,497
Commercial and industrial - warehouse lending	602,508	766,362	1,160,157	1,574,549	1,602,487
SBA	68,137	85,674	92,235	133,116	205,548
Total commercial loans	5,107,244	5,254,967	5,530,762	5,718,868	5,728,532
Single-family residential mortgage	1,920,806	1,947,652	1,832,279	1,637,307	1,420,023
Other consumer	86,988	86,701	88,223	95,398	102,925
Total consumer loans	2,007,794	2,034,353	1,920,502	1,732,705	1,522,948
Total gross loans	$7,115,038	$7,289,320	$7,451,264	$7,451,573	$7,251,480
Composition percentage of loans
Commercial real estate	17.7%	17.0%	16.2%	15.6%	18.1%
Multifamily	23.8%	23.3%	21.1%	18.8%	18.8%
Construction	3.4%	3.2%	3.1%	3.0%	2.5%
Commercial and industrial	17.5%	16.8%	17.1%	16.4%	14.7%
Commercial and industrial - warehouse lending	8.4%	10.6%	15.5%	21.1%	22.1%
SBA	1.0%	1.2%	1.2%	1.8%	2.8%
Total commercial loans	71.8%	72.1%	74.2%	76.7%	79.0%
Single-family residential mortgage	27.0%	26.7%	24.6%	22.0%	19.6%
Other consumer	1.2%	1.2%	1.2%	1.3%	1.4%
Total consumer loans	28.2%	27.9%	25.8%	23.3%	21.0%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

Total loans ended the fourth quarter of 2022 at $7.12 billion, down $174.3 million from $7.29 billion at September 30, 2022, due mostly to a $163.9 million decrease in warehouse lending balances, a $26.8 million decrease in single-family residential (SFR) loans, and a $17.5 million decrease in SBA loans due mostly to PPP forgiveness, offset by a $18.7 million increase in commercial real estate loans and $14.9 million increase in other commercial loans. Loan fundings of $495.6 million in the fourth quarter were offset by net warehouse paydowns of $165.9 million and other loan paydowns and payoffs of $496.0 million.

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,809,328	$2,943,585	$2,826,599	$2,958,632	$2,788,196
Interest-bearing checking	1,947,247	1,921,816	2,359,857	2,395,329	2,393,386
Savings and money market	1,174,925	1,478,045	1,622,922	1,605,088	1,751,135
Non-brokered certificates of deposit	584,476	614,569	615,719	520,652	506,718
Brokered certificates of deposit	604,945	322,370	133,586	—	—
Total deposits	$7,120,921	$7,280,385	$7,558,683	$7,479,701	$7,439,435
Composition percentage of deposits
Noninterest-bearing checking	39.5%	40.4%	37.4%	39.6%	37.5%
Interest-bearing checking	27.3%	26.4%	31.2%	32.0%	32.2%
Savings and money market	16.5%	20.4%	21.5%	21.4%	23.5%
Non-brokered certificates of deposit	8.2%	8.4%	8.1%	7.0%	6.8%
Brokered certificates of deposit	8.5%	4.4%	1.8%	—%	—%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits decreased $159.5 million during the fourth quarter of 2022 to $7.12 billion at December 31, 2022, due mostly to lower savings and money market balances of $303.1 million and lower noninterest-bearing checking balances of $134.3 million, offset by higher certificate of deposit balances of $252.5 million and interest-bearing checking balances of $25.4 million. Noninterest-bearing checking totaled $2.81 billion and represented 39% of total deposits at December 31, 2022, compared to $2.94 billion, or 40% of total deposits, at September 30, 2022.
Debt
Advances from the FHLB increased $327 thousand during the fourth quarter to $727.3 million at December 31, 2022, due to the addition of a $100.0 million term advance, offset by lower overnight advances of $100.0 million. At December 31, 2022, FHLB advances included $20.0 million of overnight borrowings and $711.0 million in term advances with a weighted average life of 3.0 years and weighted average interest rate of 2.97%.
Equity
During the fourth quarter, total stockholders’ equity increased by $7.6 million to $959.6 million and tangible common equity (a non-GAAP measure; refer to section Non-GAAP Measures) increased by $8.2 million to $837.8 million at December 31, 2022. The increase in total stockholders’ equity for the fourth quarter resulted from net income of $21.5 million, lower accumulated other comprehensive net loss of $7.0 million and share-based award compensation of $1.7 million, partially offset by the repurchase of common stock of $18.9 million and dividends to common stockholders of $3.6 million. Book value per common share increased $0.43 during the fourth quarter to $16.26 as of December 31, 2022. Tangible common equity per share (a non-GAAP measures; refer to section Non-GAAP Measures) increased $0.40 during the fourth quarter to $14.19 as of December 31, 2022 due mostly to net income and lower accumulated other comprehensive loss, offset by the impact of share repurchases.
During the fourth quarter of 2022, the Company completed its authorized common stock repurchase program. Fourth quarter common stock repurchases totaled $18.9 million, or 1,143,824 shares at a weighted average price of $16.53 per share, and the full year common stock repurchases totaled $75.0 million, or 4,212,882 shares at a weighted average price of $17.80 per share. The repurchased shares represent approximately 7% of the shares outstanding at the time this program was authorized.
Capital ratios remain strong with total risk-based capital at 14.30% and a tier 1 leverage ratio of 9.71% at December 31, 2022. The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 9 basis points at December 31, 2022. The following table sets forth our regulatory capital ratios as of the dates indicated:

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	14.30%	13.86%	13.69%	13.79%	14.98%
Tier 1 risk-based capital ratio	11.88%	11.43%	11.29%	11.40%	12.55%
Common equity tier 1 capital ratio	11.88%	11.43%	11.29%	11.40%	11.31%
Tier 1 leverage ratio	9.71%	9.52%	9.58%	9.72%	10.37%
Banc of California, NA
Total risk-based capital ratio	16.06%	15.70%	15.54%	15.66%	15.71%
Tier 1 risk-based capital ratio	14.98%	14.56%	14.41%	14.54%	14.60%
Common equity tier 1 capital ratio	14.98%	14.56%	14.41%	14.54%	14.60%
Tier 1 leverage ratio	12.25%	12.12%	12.27%	12.38%	12.06%
(1)December 31, 2022 capital ratios are preliminary.

Credit Quality

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$46,666	$38,694	$38,285	$27,067	$40,142
90+ days delinquent	44,554	18,843	23,905	33,930	32,609
Total delinquent loans	$91,220	$57,537	$62,190	$60,997	$72,751
Total delinquent loans to total loans	1.28%	0.79%	0.83%	0.82%	1.00%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$55,251	$42,674	$44,443	$54,529	$52,558
90+ days delinquent and still accruing loans	—	—	—	—	—
Non-performing loans	55,251	42,674	44,443	54,529	52,558
Other real estate owned	—	—	—	—	—
Non-performing assets	$55,251	$42,674	$44,443	$54,529	$52,558
ALL to non-performing loans	155.58%	216.63%	211.04%	170.97%	176.16%
Non-performing loans to total loans held-for-investment	0.78%	0.59%	0.60%	0.73%	0.72%
Non-performing assets to total assets	0.60%	0.46%	0.47%	0.57%	0.56%
Troubled debt restructurings (TDRs)
Performing TDRs	$2,739	$11,252	$10,946	$14,850	$12,538
Non-performing TDRs	13,406	19,538	14,989	15,059	4,146
Total TDRs	$16,145	$30,790	$25,935	$29,909	$16,684
At December 31, 2022, total delinquent loans were $91.2 million, and included SFR mortgages of $60.8 million, or 66.7% of total delinquent loans. During the fourth quarter, delinquent loans increased $33.7 million due mostly to total additions of $46.3 million, offset by cures of $11.8 million and amortization and other removals of $0.9 million. Additions to delinquent loans included $33.5 million of SFR mortgages, $12.1 million of commercial and industrial loans, and $718 thousand of other loans.

At December 31, 2022, non-performing loans were $55.3 million, and included (i) SFR mortgages of $21.1 million, (ii) $8.9 million of commercial loans in a current payment status, however are on nonaccrual based on other criteria, and (iii) other commercial loans of $25.3 million. Excluding SFR mortgages, which are well secured with low loan-to-value ratios, non-performing loans decreased $529 thousand from the prior quarter. During the fourth quarter, a $7.4 million partial charge-off was recognized on a purchased credit-deteriorated commercial and industrial loan, which has a remaining carrying value of $4.0 million at quarter-end.

Allowance for Credit Losses

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$92,444	$93,793	$93,226	$92,584	$73,524
Initial reserve for purchased credit-deteriorated loans(1)	—	—	—	—	13,650
Loans charged off	(7,641)	(912)	(494)	(231)	(8,108)
Recoveries	57	63	1,561	32,215	2,628
Net (charge-offs) recoveries	(7,584)	(849)	1,067	31,984	(5,480)
Provision for (reversal of) loan losses	1,100	(500)	(500)	(31,342)	10,890
Balance at end of period	$85,960	$92,444	$93,793	$93,226	$92,584
Reserve for unfunded loan commitments (RUC)
Balance at beginning of period	$6,405	$5,905	$5,405	$5,605	$5,233
(Reversal of) provision for credit losses	(1,100)	500	500	(200)	372
Balance at end of period	5,305	6,405	5,905	5,405	5,605
Allowance for credit losses (ACL)	$91,265	$98,849	$99,698	$98,631	$98,189

ALL to total loans	1.21%	1.27%	1.26%	1.25%	1.28%
ACL to total loans	1.28%	1.36%	1.34%	1.32%	1.35%
ACL to total loans, excluding PPP loans	1.28%	1.36%	1.34%	1.33%	1.38%
ACL to NPLs	165.18%	231.64%	224.33%	180.88%	186.82%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.42%	0.05%	(0.06)%	(1.76)%	0.32%

Reserve for loss on repurchased loans
Balance at beginning of period	$3,006	$3,222	$3,877	$4,348	$5,023
(Reversal of) provision for loan repurchases	(17)	(26)	(490)	(471)	(675)
Utilization of reserve for loan repurchases	—	(190)	(165)	—	—
Balance at end of period	$2,989	$3,006	$3,222	$3,877	$4,348
(1)Represents the amounts, at acquisition date, of expected credit losses on PCD loans and expected recoveries of PCD loans charged-off prior to acquisition date that we have a contractual right to receive.

The allowance for credit losses (ACL), which includes the reserve for unfunded loan commitments, totaled $91.3 million, or 1.28% of total loans, at December 31, 2022, compared to $98.8 million, or 1.36% of total loans, at September 30, 2022. The $7.6 million decrease in the ACL was due to: (i) net charge offs of $7.6 million, of which $7.1 million related to specific reserves for a purchased credit-deteriorated loan and (ii) $1.1 million lower RUC from lower volume of unfunded commitments, offset by (iii) new specific reserves totaling $1.0 million and (iv) higher general reserves of $0.2 million due to changes in portfolio mix. The ACL coverage of non-performing loans was 165% at December 31, 2022 compared to 232% at September 30, 2022.

The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables released by the model provider during December 2022. The published forecasts consider the Federal Reserve's monetary policy, labor market constraints, inflation levels, higher oil prices and the military conflict between Russia and Ukraine, among other factors.

Conference Call
The Company will host a conference call to discuss its fourth quarter 2022 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, January 19, 2023. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 2741581. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 5929784.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.2 billion in assets at December 31, 2022 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 34 offices including 28 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solution through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission (SEC). In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California, Inc. and its subsidiaries, their customers and third parties. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$228,896	$256,058	$243,064	$254,241	$228,123
Securities held-to-maturity	328,641	328,757	329,272	329,381	—
Securities available-for-sale	868,297	847,565	865,435	898,775	1,315,703
Loans	7,115,038	7,289,320	7,451,264	7,451,573	7,251,480
Allowance for loan losses	(85,960)	(92,444)	(93,793)	(93,226)	(92,584)
Federal Home Loan Bank and other bank stock	57,092	54,428	51,489	51,456	44,632
Premises and equipment, net	107,345	107,728	108,523	109,593	112,868
Goodwill	114,312	114,312	95,127	95,127	94,301
Other intangible assets, net	7,526	8,081	4,677	4,990	6,411
Deferred income tax, net	50,518	56,376	54,455	51,516	50,774
Bank owned life insurance investment	127,122	126,199	125,326	124,516	123,720
Other assets	278,189	272,198	267,274	305,598	258,315
Total assets	$9,197,016	$9,368,578	$9,502,113	$9,583,540	$9,393,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,809,328	$2,943,585	$2,826,599	$2,958,632	$2,788,196
Interest-bearing deposits	4,311,593	4,336,800	4,732,084	4,521,069	4,651,239
Total deposits	7,120,921	7,280,385	7,558,683	7,479,701	7,439,435
Advances from Federal Home Loan Bank	727,348	727,021	511,695	556,374	476,059
Other borrowings	—	10,000	98,000	190,000	25,000
Long-term debt, net	274,906	274,746	274,587	274,468	274,386
Accrued expenses and other liabilities	114,223	124,436	110,018	103,988	113,573
Total liabilities	8,237,398	8,416,588	8,552,983	8,604,531	8,328,453
Commitments and contingent liabilities
Preferred stock	—	—	—	—	94,956
Common stock	651	652	647	646	646
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	866,478	864,806	856,079	855,198	854,873
Retained earnings	248,988	231,084	210,471	187,457	147,894
Treasury stock	(115,907)	(96,978)	(84,013)	(45,125)	(40,827)
Accumulated other comprehensive (loss) income, net	(40,597)	(47,579)	(34,059)	(19,172)	7,743
Total stockholders’ equity	959,618	951,990	949,130	979,009	1,065,290
Total liabilities and stockholders’ equity	$9,197,016	$9,368,578	$9,502,113	$9,583,540	$9,393,743

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Year Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest and dividend income
Loans, including fees	$88,717	$83,699	$78,895	$76,234	$73,605	$327,545	$260,687
Securities	12,905	10,189	8,124	7,309	6,934	38,527	27,588
Other interest-earning assets	2,490	2,085	1,399	726	1,034	6,700	3,384
Total interest and dividend income	104,112	95,973	88,418	84,269	81,573	372,772	291,659
Interest expense
Deposits	14,278	8,987	3,180	1,388	2,072	27,833	12,313
Federal Home Loan Bank advances	5,528	3,558	3,114	2,953	2,977	15,153	12,023
Other interest-bearing liabilities	4,089	4,020	3,825	3,487	3,485	15,421	13,545
Total interest expense	23,895	16,565	10,119	7,828	8,534	58,407	37,881
Net interest income	80,217	79,408	78,299	76,441	73,039	314,365	253,778
Provision for (reversal of) credit losses	—	—	—	(31,542)	11,262	(31,542)	6,854
Net interest income after provision for (reversal of) credit losses	80,217	79,408	78,299	107,983	61,777	345,907	246,924
Noninterest income
Customer service fees	2,066	2,462	2,578	2,434	2,037	9,540	7,685
Loan servicing income	561	636	109	212	119	1,518	595
Income from bank owned life insurance	923	873	810	796	794	3,402	2,871
Net (loss) gain on sale of securities available for sale	(7,708)	—	—	16	—	(7,692)	—
All other income	2,731	1,710	3,689	2,452	2,655	10,582	8,225
Total noninterest income	(1,427)	5,681	7,186	5,910	5,605	17,350	19,376
Noninterest expense
Salaries and employee benefits	27,812	27,997	28,264	28,987	27,811	113,060	103,358
Occupancy and equipment	8,431	8,649	7,876	7,855	7,855	32,811	29,452
Professional fees	3,480	4,507	4,107	2,907	3,921	15,001	10,584
Data processing	1,744	1,699	1,782	1,828	1,939	7,053	6,861
Regulatory assessments	905	925	1,021	775	1,040	3,626	3,395
Reversal of loan repurchase reserves	(17)	(26)	(490)	(471)	(675)	(1,004)	(948)
Amortization of intangible assets	555	396	313	441	430	1,705	1,276
Acquisition, integration and transaction costs	—	2,080	—	—	13,469	2,080	15,869
All other expense	4,685	4,231	4,696	4,116	4,302	17,728	14,035
Total noninterest expense before loss (gain) in alternative energy partnership investments	47,595	50,458	47,569	46,438	60,092	192,060	183,882
Loss (gain) in alternative energy partnership investments	608	504	1,043	158	(1,220)	2,313	(204)
Total noninterest expense	48,203	50,962	48,612	46,596	58,872	194,373	183,678
Income before income taxes	30,587	34,127	36,873	67,297	8,510	168,884	82,622
Income tax expense	9,068	9,931	10,161	18,785	2,759	47,945	20,276
Net income	21,519	24,196	26,712	48,512	5,751	120,939	62,346
Preferred stock dividends	—	—	—	1,420	1,727	1,420	8,322
Income allocated to participating securities	—	—	—	—	—	—	114
Impact of preferred stock redemption	—	—	—	3,747	—	3,747	3,347
Net income available to common stockholders	$21,519	$24,196	$26,712	$43,345	$4,024	$115,772	$50,563
Earnings per common share:
Basic	$0.36	$0.40	$0.44	$0.69	$0.07	$1.90	$0.95
Diluted	$0.36	$0.40	$0.43	$0.69	$0.07	$1.89	$0.95
Weighted average number of common shares outstanding
Basic	59,252,995	60,044,403	61,350,802	62,606,450	60,401,366	60,802,082	53,050,980
Diluted	59,725,283	60,492,460	61,600,615	62,906,003	60,690,046	61,175,108	53,302,926
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.24	$0.24

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Profitability and other ratios of consolidated operations
Return on average assets (ROAA)(1)	0.92%	1.02%	1.15%	2.09%	0.24%	1.29%	0.75%
Adjusted ROAA(1)(2)	1.15%	1.13%	1.19%	2.10%	0.63%	1.39%	0.84%
Return on average equity(1)	8.63%	9.99%	11.05%	18.74%	2.20%	12.19%	6.95%
Return on average tangible common equity(1)(2)	10.02%	11.33%	12.42%	20.27%	2.02%	13.49%	7.03%
Pre-tax pre-provision income ROAA(1)(2)	1.31%	1.44%	1.58%	1.54%	0.84%	1.47%	1.08%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.63%	1.59%	1.65%	1.55%	1.39%	1.60%	1.24%
Dividend payout ratio(3)	16.67%	15.00%	13.64%	8.70%	85.71%	12.63%	25.26%
Average loan yield	4.92%	4.54%	4.35%	4.26%	4.20%	4.52%	4.24%
Average cost of interest-bearing deposits	1.34%	0.77%	0.28%	0.12%	0.17%	0.62%	0.27%
Average cost of total deposits	0.79%	0.47%	0.17%	0.08%	0.11%	0.38%	0.19%
Net interest spread	2.98%	3.13%	3.30%	3.29%	3.05%	3.18%	3.02%
Net interest margin(1)	3.69%	3.58%	3.58%	3.51%	3.28%	3.59%	3.26%
Noninterest income to total revenue(4)	(1.81)%	6.68%	8.41%	7.18%	7.13%	5.23%	7.09%
Adjusted noninterest income to adjusted total revenue(2)(4)	7.26%	6.68%	8.41%	7.16%	7.13%	7.38%	7.09%
Noninterest expense to average total assets(1)	2.07%	2.15%	2.09%	2.01%	2.50%	2.08%	2.21%
Adjusted noninterest expense to average total assets(1)(2)	2.08%	2.00%	2.02%	2.01%	1.95%	2.03%	2.05%
Efficiency ratio(2)(5)	61.18%	59.89%	56.87%	56.58%	74.86%	58.60%	67.24%
Adjusted efficiency ratio(2)(6)	56.03%	55.66%	55.11%	56.53%	58.47%	55.83%	62.27%
Average loans to average deposits	100.25%	97.34%	98.21%	98.28%	92.99%	98.50%	93.59%
Average securities to average total assets	13.19%	12.70%	13.02%	13.76%	13.83%	13.16%	15.62%
Average stockholders’ equity to average total assets	10.69%	10.21%	10.38%	11.18%	11.10%	10.61%	10.81%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for (reversal of) credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2022			September 30, 2022			June 30, 2022
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,223,614	$36,214	4.46%	$3,142,772	$34,269	4.33%	$2,889,652	$31,290	4.34%
Commercial and industrial and SBA	1,909,144	31,492	6.54%	2,151,511	29,296	5.40%	2,527,506	29,334	4.66%
SFR mortgage	1,932,397	19,661	4.04%	1,927,694	18,699	3.85%	1,755,719	16,795	3.84%
Other consumer	86,273	1,335	6.14%	87,335	1,331	6.05%	93,160	1,450	6.24%
Loans held-for-sale	4,352	15	1.37%	4,207	104	9.81%	3,618	26	2.88%
Gross loans and leases	7,155,780	88,717	4.92%	7,313,519	83,699	4.54%	7,269,655	78,895	4.35%
Securities	1,221,147	12,905	4.19%	1,194,942	10,189	3.38%	1,216,612	8,124	2.68%
Other interest-earning assets	239,336	2,490	4.13%	292,819	2,085	2.82%	295,715	1,399	1.90%
Total interest-earning assets	8,616,263	104,112	4.79%	8,801,280	95,973	4.33%	8,781,982	88,418	4.04%
Allowance for loan losses	(91,606)			(93,517)			(94,217)
BOLI and noninterest-earning assets	732,654			700,977			654,931
Total assets	$9,257,311			$9,408,740			$9,342,696

Interest-bearing liabilities
Interest-bearing checking	$1,854,333	$4,998	1.07%	$2,285,071	$3,880	0.67%	$2,363,233	$1,457	0.25%
Savings and money market	1,308,383	2,379	0.72%	1,536,438	2,236	0.58%	1,598,663	860	0.22%
Certificates of deposit	1,072,953	6,901	2.55%	832,506	2,871	1.37%	631,415	863	0.55%
Total interest-bearing deposits	4,235,669	14,278	1.34%	4,654,015	8,987	0.77%	4,593,311	3,180	0.28%
FHLB advances	684,177	5,528	3.21%	482,842	3,558	2.92%	485,629	3,114	2.57%
Other borrowings	41,075	414	4.00%	70,431	412	2.32%	117,688	325	1.11%
Long-term debt	274,812	3,675	5.31%	274,665	3,608	5.21%	274,515	3,500	5.11%
Total interest-bearing liabilities	5,235,733	23,895	1.81%	5,481,953	16,565	1.20%	5,471,143	10,119	0.74%
Noninterest-bearing deposits	2,897,755			2,855,220			2,804,877
Noninterest-bearing liabilities	134,409			110,761			96,791
Total liabilities	8,267,897			8,447,934			8,372,811
Total stockholders’ equity	989,414			960,806			969,885
Total liabilities and stockholders’ equity	$9,257,311			$9,408,740			$9,342,696

Net interest income/spread		$80,217	2.98%		$79,408	3.13%		$78,299	3.30%
Net interest margin			3.69%			3.58%			3.58%

Ratio of interest-earning assets to interest-bearing liabilities	165%			161%			161%
Total deposits	$7,133,424	$14,278	0.79%	$7,509,235	$8,987	0.47%	$7,398,188	$3,180	0.17%
Total funding (1)	$8,133,488	$23,895	1.17%	$8,337,173	$16,565	0.79%	$8,276,020	$10,119	0.49%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	March 31, 2022			December 31, 2021
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,850,811	$31,367	4.46%	$2,809,181	$32,184	4.55%
Commercial and industrial and SBA	2,748,541	30,043	4.43%	2,631,596	28,028	4.23%
SFR mortgage	1,562,478	13,273	3.45%	1,418,057	11,884	3.32%
Other consumer	97,516	1,523	6.33%	85,193	1,483	6.91%
Loans held-for-sale	3,428	28	3.31%	3,309	26	3.12%
Gross loans and leases	7,262,774	76,234	4.26%	6,947,336	73,605	4.20%
Securities	1,292,079	7,309	2.29%	1,290,664	6,934	2.13%
Other interest-earning assets	265,339	726	1.11%	593,739	1,034	0.69%
Total interest-earning assets	8,820,192	84,269	3.87%	8,831,739	81,573	3.66%
Allowance for loan losses	(92,618)			(92,367)
BOLI and noninterest-earning assets	664,731			592,583
Total assets	$9,392,305			$9,331,955

Interest-bearing liabilities
Interest-bearing checking	$2,409,262	$641	0.11%	$2,461,397	$693	0.11%
Savings and money market	1,673,244	510	0.12%	1,780,483	1,078	0.24%
Certificates of deposit	508,244	237	0.19%	610,766	301	0.20%
Total interest-bearing deposits	4,590,750	1,388	0.12%	4,852,646	2,072	0.17%
FHLB advances	459,749	2,953	2.60%	407,122	2,977	2.90%
Other borrowings	116,495	55	0.19%	27,300	7	0.10%
Long-term debt	274,417	3,432	5.07%	270,879	3,478	5.09%
Total interest-bearing liabilities	5,441,411	7,828	0.58%	5,557,947	8,534	0.61%
Noninterest-bearing deposits	2,795,633			2,614,712
Noninterest-bearing liabilities	105,349			123,514
Total liabilities	8,342,393			8,296,173
Total stockholders’ equity	1,049,912			1,035,782
Total liabilities and stockholders’ equity	$9,392,305			$9,331,955

Net interest income/spread		$76,441	3.29%		$73,039	3.05%
Net interest margin			3.51%			3.28%

Ratio of interest-earning assets to interest-bearing liabilities	162%			159%
Total deposits	$7,386,383	$1,388	0.08%	$7,467,358	$2,072	0.11%
Total funding (1)	$8,237,044	$7,828	0.39%	$8,172,659	$8,534	0.41%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Year Ended
	December 31, 2022			December 31, 2021
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$3,028,052	$133,140	4.40%	$2,457,408	$112,335	4.57%
Commercial and industrial and SBA	2,331,375	120,164	5.15%	2,333,589	99,262	4.25%
SFR mortgage	1,795,951	68,428	3.81%	1,310,029	46,723	3.57%
Other consumer	91,030	5,640	6.20%	40,046	2,290	5.72%
Loans held-for-sale	3,904	173	4.43%	2,423	77	3.18%
Gross loans and leases	7,250,312	327,545	4.52%	6,143,495	260,687	4.24%
Securities	1,230,901	38,527	3.13%	1,295,879	27,588	2.13%
Other interest-earning assets	273,284	6,700	2.45%	353,190	3,383	0.96%
Total interest-earning assets	8,754,497	372,772	4.26%	7,792,564	291,658	3.74%
Allowance for credit losses	(92,988)			(82,166)
BOLI and noninterest-earning assets	688,545			583,606
Total assets	$9,350,054			$8,294,004

Interest-bearing liabilities
Interest-bearing checking	$2,226,611	$10,976	0.49%	$2,267,059	$2,906	0.13%
Savings and money market	1,528,202	5,985	0.39%	1,664,350	7,063	0.42%
Certificates of deposit	763,022	10,872	1.42%	633,497	2,344	0.37%
Total interest-bearing deposits	4,517,835	27,833	0.62%	4,564,906	12,313	0.27%
FHLB advances	528,590	15,153	2.87%	426,875	12,023	2.82%
Other borrowings	86,172	1,206	1.40%	44,214	46	0.10%
Long-term debt	274,604	14,215	5.18%	260,122	13,498	5.19%
Total interest-bearing liabilities	5,407,201	58,407	1.08%	5,296,117	37,880	0.72%
Noninterest-bearing deposits	2,838,697			1,996,449
Noninterest-bearing liabilities	111,904			104,450
Total liabilities	8,357,802			7,397,016
Total stockholders’ equity	992,252			896,988
Total liabilities and stockholders’ equity	$9,350,054			$8,294,004

Net interest income/spread		$314,365	3.18%		$253,778	3.02%
Net interest margin			3.59%			3.26%

Ratio of interest-earning assets to interest-bearing liabilities	162%			147%
Total deposits	$7,356,532	$27,833	0.38%	$6,561,355	$12,313	0.19%
Total funding (1)	$8,245,898	$58,407	0.71%	$7,292,566	$37,880	0.52%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible equity to tangible assets, tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest income to adjusted total revenue, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income, adjusted PTPP income, PTPP income ROAA, adjusted PTPP income ROAA, efficiency ratio, adjusted efficiency ratio, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS) and adjusted return on average assets (ROAA) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock from tangible equity. Return on average tangible common equity is computed by dividing net income available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding net interest income and adjusted noninterest income (adjusted total revenue) and subtracting adjusted noninterest expense. PTPP income ROAA is computed by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is computed by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is computed by dividing noninterest expense by total revenue. Adjusted efficiency ratio is computed by dividing adjusted noninterest expense by adjusted total revenue.
Adjusted net income is calculated by adjusting net income for tax-effected noninterest income and noninterest expense adjustments and the tax impact from the exercise of stock appreciation rights for the periods indicated. Adjusted ROAA is computed by dividing annualized adjusted net income by average assets. Adjusted net income available to common stockholders is computed by removing the impact of preferred stock redemptions from adjusted net income. Adjusted diluted earnings per share is computed by dividing adjusted net income available to common stockholders by the weighted average diluted common shares outstanding.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$9,197,016	$9,368,578	$9,502,113	$9,583,540	$9,393,743
Less goodwill	(114,312)	(114,312)	(95,127)	(95,127)	(94,301)
Less other intangible assets	(7,526)	(8,081)	(4,677)	(4,990)	(6,411)
Tangible assets(1)	$9,075,178	$9,246,185	$9,402,309	$9,483,423	$9,293,031

Total stockholders' equity	$959,618	$951,990	$949,130	$979,009	$1,065,290
Less preferred stock	—	—	—	—	(94,956)
Total common stockholders' equity	$959,618	$951,990	$949,130	$979,009	$970,334

Total stockholders' equity	$959,618	$951,990	$949,130	$979,009	$1,065,290
Less goodwill	(114,312)	(114,312)	(95,127)	(95,127)	(94,301)
Less other intangible assets	(7,526)	(8,081)	(4,677)	(4,990)	(6,411)
Tangible equity(1)	837,780	829,597	849,326	878,892	964,578
Less preferred stock	—	—	—	—	(94,956)
Tangible common equity(1)	$837,780	$829,597	$849,326	$878,892	$869,622

Total stockholders' equity to total assets	10.43%	10.16%	9.99%	10.22%	11.34%
Tangible equity to tangible assets(1)	9.23%	8.97%	9.03%	9.27%	10.38%
Tangible common equity to tangible assets(1)	9.23%	8.97%	9.03%	9.27%	9.36%

Common shares outstanding	58,544,534	59,679,558	59,985,736	62,077,312	62,188,206
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	59,021,855	60,156,879	60,463,057	62,554,633	62,665,527

Book value per common share	$16.26	$15.83	$15.70	$15.65	$15.48
Tangible common equity per share(1)	$14.19	$13.79	$14.05	$14.05	$13.88
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Return on tangible common equity
Average total stockholders' equity	$989,414	$960,806	$969,885	$1,049,912	$1,035,782	$992,252	$896,988
Less average preferred stock	—	—	—	(75,965)	(94,956)	(18,731)	(112,201)
Average common stockholders' equity	989,414	960,806	969,885	973,947	940,826	973,521	784,787
Less average goodwill	(114,312)	(98,916)	(95,127)	(94,307)	(86,911)	(100,715)	(49,688)
Less average other intangible assets	(7,869)	(4,570)	(4,869)	(6,224)	(4,994)	(5,884)	(2,924)
Average tangible common equity(1)	$867,233	$857,320	$869,889	$873,416	$848,921	$866,922	$732,175

Net income available to common stockholders	$21,519	$24,196	$26,712	$43,345	$4,024	$115,772	$50,563
Add amortization of intangible assets	555	396	313	441	430	1,705	1,276
Less tax effect on amortization of intangible assets(2)	(164)	(117)	(93)	(130)	(127)	(504)	(377)
Net income available to common stockholders after adjustments for intangible assets(1)	$21,910	$24,475	$26,932	$43,656	$4,327	$116,973	$51,462

Return on average equity	8.63%	9.99%	11.05%	18.74%	2.20%	12.19%	6.95%
Return on average tangible common equity(1)	10.02%	11.33%	12.42%	20.27%	2.02%	13.49%	7.03%
(1)Non-GAAP measure.
(2)Adjustments shown at a statutory tax rate of 29.6%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Adjusted noninterest income
Total noninterest income	$(1,427)	$5,681	$7,186	$5,910	$5,605	$17,350	$19,376
Noninterest income adjustments:
Net loss (gain) on sale of securities available for sale	7,708	—	—	(16)	—	7,692	—
Adjusted noninterest income(1)	$6,281	$5,681	$7,186	$5,894	$5,605	$25,042	$19,376

Adjusted noninterest expense
Total noninterest expense	$48,203	$50,962	$48,612	$46,596	$58,872	$194,373	$183,678
Noninterest expense adjustments:
Indemnified legal recoveries (fees)	869	(1,017)	(455)	106	(642)	(497)	2,073
Acquisition, integration and transaction costs	—	(2,080)	—	—	(13,469)	(2,080)	(15,869)
Noninterest expense adjustments before (loss) gain in alternative energy partnership investments	869	(3,097)	(455)	106	(14,111)	(2,577)	(13,796)
(Loss) gain in alternative energy partnership investments	(608)	(504)	(1,043)	(158)	1,220	(2,313)	204
Total noninterest expense adjustments	261	(3,601)	(1,498)	(52)	(12,891)	(4,890)	(13,592)
Adjusted noninterest expense(1)	$48,464	$47,361	$47,114	$46,544	$45,981	$189,483	$170,086

Average assets	$9,257,311	$9,408,740	$9,342,696	$9,392,305	$9,331,955	$9,350,054	$8,294,004
Noninterest income to total revenue(1)	(1.81)%	6.68%	8.41%	7.18%	7.13%	5.23%	7.09%
Adjusted noninterest income to adjusted total revenue(1)	7.26%	6.68%	8.41%	7.16%	7.13%	7.38%	7.09%
Noninterest expense to average total assets(2)	2.07%	2.15%	2.09%	2.01%	2.50%	2.08%	2.21%
Adjusted noninterest expense to average total assets(1)(2)	2.08%	2.00%	2.02%	2.01%	1.95%	2.03%	2.05%
(1)Non-GAAP measure.
(2)Ratio presented on an annualized basis.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Adjusted pre-tax pre-provision income
Net interest income	$80,217	$79,408	$78,299	$76,441	$73,039	$314,365	$253,778
Noninterest income	(1,427)	5,681	7,186	5,910	5,605	17,350	19,376
Total revenue	78,790	85,089	85,485	82,351	78,644	331,715	273,154
Noninterest expense	48,203	50,962	48,612	46,596	58,872	194,373	183,678
Pre-tax pre-provision income(1)	$30,587	$34,127	$36,873	$35,755	$19,772	$137,342	$89,476

Total revenue	$78,790	$85,089	$85,485	$82,351	$78,644	$331,715	$273,154
Total noninterest income adjustments	7,708	—	—	(16)	—	7,692	—
Adjusted total revenue(1)	86,498	85,089	85,485	82,335	78,644	339,407	273,154

Noninterest expense	48,203	50,962	48,612	46,596	58,872	194,373	183,678
Total noninterest expense adjustments	261	(3,601)	(1,498)	(52)	(12,891)	(4,890)	(13,592)
Adjusted noninterest expense(1)	48,464	47,361	47,114	46,544	45,981	189,483	170,086
Adjusted pre-tax pre-provision income(1)	$38,034	$37,728	$38,371	$35,791	$32,663	$149,924	$103,068

Average assets	$9,257,311	$9,408,740	$9,342,696	$9,392,305	$9,331,955	$9,350,054	$8,294,004
Pre-tax pre-provision income ROAA(1)(2)	1.31%	1.44%	1.58%	1.54%	0.84%	1.47%	1.08%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.63%	1.59%	1.65%	1.55%	1.39%	1.60%	1.24%
Efficiency ratio(1)(2)	61.18%	59.89%	56.87%	56.58%	74.86%	58.60%	67.24%
Adjusted efficiency ratio(1)(2)	56.03%	55.66%	55.11%	56.53%	58.47%	55.83%	62.27%
(1)Non-GAAP measure.
(2)Ratio presented on an annualized basis.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Adjusted net income
Net income (1)(2)(3)	$21,519	$24,196	$26,712	$48,512	$5,751	$120,939	$62,346
Adjustments:
Noninterest income adjustments	7,708	—	—	(16)	—	7,692	—
Noninterest expense adjustments	(261)	3,601	1,498	52	12,891	4,890	13,592
Tax impact of adjustments above(4)	(2,202)	(1,065)	(443)	(11)	(3,811)	(3,720)	(4,018)
Tax impact from exercise of stock appreciation rights	—	—	—	—	—	—	(2,093)
Adjustments to net income	5,245	2,536	1,055	25	9,080	8,862	7,481
Adjusted net income(2)(5)	$26,764	$26,732	$27,767	$48,537	$14,831	$129,801	$69,827

Average assets	$9,257,311	$9,408,740	$9,342,696	$9,392,305	$9,331,955	$9,350,054	$8,294,004
ROAA(6)	0.92%	1.02%	1.15%	2.09%	0.24%	1.29%	0.75%
Adjusted ROAA(5)(6)	1.15%	1.13%	1.19%	2.10%	0.63%	1.39%	0.84%

Adjusted net income available to common stockholders
Net income available to common stockholders	$21,519	$24,196	$26,712	$43,345	$4,024	$115,772	$50,563
Adjustments to net income	5,245	2,536	1,055	25	9,080	8,862	7,481
Adjustments for impact of preferred stock redemption	—	—	—	3,747	—	3,747	3,347
Adjusted net income available to common stockholders(5)	$26,764	$26,732	$27,767	$47,117	$13,104	$128,381	$61,391

Average diluted common shares	59,725,283	60,492,460	61,600,615	62,906,003	60,690,046	61,175,108	53,302,926
Diluted EPS	$0.36	$0.40	$0.43	$0.69	$0.07	$1.89	$0.95
Adjusted diluted EPS(5)(7)	$0.45	$0.44	$0.45	$0.75	$0.22	$2.10	$1.15
(1)Net income for the three months and year ended December 31, 2022 includes a $7.7 million pre-tax loss on sale of securities.
(2)Net income and adjusted net income for the three months ended March 31, 2022 and year ended December 31, 2022 includes a $31.3 million pre-tax reversal of credit losses due to the recovery from the settlement of a previously charged-off loan; there is no similar recovery in any of the other periods presented. The Bank previously recognized a $35.1 million charge-off for this loan during the third quarter of 2019.
(3)Net income for the three months and year ended December 31, 2021 includes an $11.3 million pre-tax charge for the expected lifetime credit losses for non-purchased credit deteriorated loans acquired in the PMB Acquisition; there is no similar charge in any of the other periods presented.
(4)Tax impact of adjustments shown at a statutory tax rate of 29.6%.
(5)Non-GAAP measure.
(6)Ratio presented on an annualized basis.
(7)Represents adjusted net income available to common stockholders divided by average diluted common shares.